Exhibit 99.1
July 27, 2004

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


                GCI REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

         o   Consolidated revenue of $103.8 million
         o   Net income of $7.7 million or $0.13 per diluted share
         o   EBITDA of $34.9 million
         o   New wireless distribution agreement with Dobson
         o   GCI announces stock repurchase program


         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $7.7 million, or earnings per diluted share of $0.13, for the second quarter of 2004. The company's second quarter net income compares to income of $4.8 million, or earnings per diluted share of $0.08 in the same period of 2003.

         GCI announced a 10-year distribution agreement with Dobson Communications that will add new wireless products to GCI's bundle. GCI also announced the initiation of a stock repurchase program.

         GCI's second quarter 2004 revenues totaled $103.8 million, an increase of 8.2 percent over second quarter 2003 revenues of $95.9 million. For the current quarter, earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) totaled $34.9 million. Second quarter 2004 EBITDA increased $4.1 million or 13.3 percent over the same quarter in 2003. Second quarter 2003 EBITDA totaled $30.8 million.

         Sequentially, revenues for the company decreased 4.7 percent from first quarter 2004 revenues of $108.9 million. GCI's second quarter EBITDA of $34.9 million compares to EBITDA, as adjusted, of $35.2 million in the first quarter of 2004.

         For the second quarter of 2004, GCI met its revenue guidance and exceeded its EBITDA guidance. The company expected revenues of approximately $103 million to $105 million, and EBITDA of approximately $31 million, excluding the effects of any receivable recovery from MCI. GCI recorded a benefit of approximately $1.1 million relating to the use of the MCI credit during the quarter.

         GCI's 10-year distribution agreement with Dobson Communications allows GCI to offer a full line of state-of-the-art voice and data wireless products and services to its customers throughout Alaska. GCI will market these products and services under its own brand as stand alone wireless products and as additions to packaged offerings. The agreement also allows GCI to develop new products and services combining both wireless and wireline technologies. GCI will provide billing and all customer support services for its wireless services. Under a separate agreement, Dobson will lease 10 MHz of GCI's 1900 MHz wireless spectrum and will expand services in existing and new Alaska markets. Dobson's wireless spectrum is in the 800 MHz spectrum band. The lease agreement enables GCI and Dobson to expand overall system capacity. This will create a more efficient wireless system providing better service to customers. The agreement fulfills GCI's wireless buildout requirement to retain the PCS "B" block license.

         GCI's Board of Directors has authorized the company to repurchase up to $5 million per quarter of its common stock. GCI has obtained permission from its lenders and preferred shareholders for the first $10 million of buybacks. The company expects to continue the repurchases subject to the availability of free cash flow, credit facilities, the price of the stock and the requisite consents of lenders and preferred shareholders. The repurchase will comply with the restrictions of Securities Exchange Commission rule 10b-18.

         "It's been a good quarter," said Ron Duncan, GCI president. "In addition to record second quarter results we are announcing the resolution of two key issues that are of significant interest to our shareholders. First, we have negotiated an agreement with Dobson Communications that will let us include their wireless products in our package of services. Second, the GCI Board has authorized a plan to allow the company to repurchase up to $5 million per quarter of our shares. This is the first step in fulfilling our commitment to return free cash flow to our shareholders."

         "We remain on track for 2004. We expect third quarter revenues of approximately $103 million to $105 million and EBITDA of approximately $31 million, excluding the effects of any receivable recovery from MCI. We are maintaining our guidance for total revenues of $410 million to $420 million and EBITDA of $129 million to $134 million, before any benefit from credits against services purchased from MCI."

Customer Highlights
o The local services business added 2,000 access lines during the second quarter and now serves 110,600 local lines, an estimated 24 percent share of the total access line market in Alaska.

o GCI had 100,300 statewide Internet customers at the end of second quarter 2004. At the end of the second quarter of 2004, more than 56,800 of these Internet customers are using GCI cable modem service, an increase of 5,100 over the first quarter of 2004. The number of customers served on GCI's statewide dial-up Internet platform decreased during the second quarter. Most of these customers migrated to cable modems.

o GCI cable television services now pass 204,485 homes and serve 135,173 subscribers. Subscribers increased sequentially by 1,192 subscribers from the first quarter of 2004. The increase in subscribers is primarily attributable to seasonal additions from hotels.

o Long-distance billable minutes increased 4.5 percent to 293.7 million minutes for the second quarter as compared to the same quarter of 2003, and decreased 2.6 percent sequentially.

Long Distance Results
         For the second quarter of 2004, long distance revenues totaled $60.9 million as compared to revenues of $58 million in the second quarter of 2003 and $65.9 million in the first quarter of 2004. Long distance revenues increased 5.0 percent year-over-year and declined 7.6 percent sequentially. The year-over-year revenue increase was attributed to an increase in private line, dedicated and other data services revenues and managed network services revenues. The sequential decrease in long distance revenues is due primarily to the recognition of $6.1 million of project revenues in the first quarter of 2004. Switched minutes revenues were down slightly compared to the prior year due primarily to lower rates per minute offsetting minute growth. Sequentially, switched minutes revenues were mostly flat.

          Long distance EBITDA, increased 8.2 percent for the second quarter of 2004 to $21.0 million as compared to $19.4 million in the second quarter of the prior year. Long distance EBITDA for the second quarter of 2004 was down $0.7 million sequentially from $21.7 million, as adjusted, in the first quarter of 2004. Long distance EBITDA included MCI bad debt recoveries of $1.1 million in the second quarter of 2004 and $1.2 million in the first quarter of 2004.

         Total minutes-of-use are up 4.5 percent in the second quarter of 2004 when compared to the second quarter of 2003. Sequentially, minutes-of-use are down 2.6 percent compared to the first quarter of 2004. The year-over-year increase in minutes is attributable to the improving "lower 48" economy, including an increase in minutes carried for common carriers.

         The total number of billed long distance customers increased 5.4 percent when customer counts are compared between June 2004 and March 2004.

Cable Television Results
         Cable television revenues for the second quarter increased 5.4 percent to $25.2 million from $23.9 million in the second quarter of 2003, and were up
1.2 percent from $24.9 million in the first quarter of 2004. EBITDA of $11.5 million for the second quarter of 2004 increased 4.5 percent from the second quarter of 2003, and increased 4.5 percent when compared to $11 million in the first quarter of 2004. The increase in revenues is due primarily to the increase in sales of digital special interest (Digital) cable television and cable modem services. The increase in EBITDA is primarily attributable to certain refunds and rebates received from cable television programmers during the second quarter of 2004.

         Gross margins, as a percentage of revenues, increased by 147 basis points year-over-year and 319 basis points sequentially. The increase in gross margins is primarily attributable to the aforementioned refunds and rebates received from programmers. The growth rate from Digital and cable modems is helping to mitigate the effects of continuing increases in programming and copyright costs.

          As of June 30, 2004, the company's cable television operations passed 204,485 homes and served 135,173 subscribers (106,277 equivalent basic subscribers). For the second quarter, average revenue per equivalent basic subscriber was $78.27, an increase of 10.3 percent when compared to the second quarter 2003 average revenue of $70.99. Sequentially, average revenue was up 2.2 percent, from $76.59, over the first quarter of 2004. Subscribers increased sequentially by 1,192 subscribers from the first quarter of 2004. This compares to an increase of 947 subscribers in the second quarter of 2003 over the first quarter of 2003. The increase in subscribers is primarily attributable to a seasonal increase in hotel customers offsetting a seasonal decline in residential customers.

         During the first quarter of 2004 GCI launched several new service packages designed to compete aggressively with the satellite providers' offerings. The customer response to these packages during the second quarter has been very strong. Seasonal residential churn in the second quarter of 2004 appears consistent with historical second quarter trends.

         The company offers Digital service in Anchorage, Fairbanks, Juneau, Kenai, Soldotna, Ketchikan and the Mat-Su Valley area. GCI served 38,800 Digital customers at the end of the second quarter of 2004, an increase of 4,800 customers compared to the first quarter of 2004. The sequential increase in Digital customers was due to the launch of several new service packages.

         GCI, along with the other largest publicly traded multiple system operators, signed a pledge to support and adhere to voluntary reporting guidelines on common operating statistics to provide investors and others with a better understanding of the company's operations. The operating statistics below include capital expenditures and customer information from cable services and the components of our local services and Internet services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the six months periods ending June 30, 2004 and 2003 follow (amounts in thousands):

                                                      2004             2003
                                                --------------    -------------
Customer premise equipment                     $      6,970            3,830
Commercial                                              213              171
Scalable infrastructure                               2,805              459
Line extensions                                         149              243
Upgrade/rebuild                                       3,355              963
Support capital                                         595              263
                                                --------------    -------------
Sub-total                                            14,087            5,929

Remaining reportable segments and All Other
capital expenditures                                 50,060           11,446
                                                --------------    -------------
                                               $     64,147           17,375
                                                ==============    =============

         The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those receiving phone service through the cable television plant. At June 30, 2004 and 2003, GCI's cable business had 123,300 and 124,300 customer relationships, respectively.

         The standard definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets. At June 30, 2004 and 2003, GCI's cable business had 192,000 and 177,800 revenue generating units, respectively. The increase in the revenue generating units of 6,200 and 14,200 from March 31, 2004 and June 30, 2003 respectively, is due to an increase in the number of cable modem and Digital Local Phone Service (DLPS) customers.

Local Telephone Results
         For the second quarter 2004, local telephone service revenues totaled $11.2 million, an increase of 21.7 percent, when compared to $9.2 million in the second quarter of 2003. Sequentially, revenue was down $0.6 million or 5.1 percent from $11.8 million in the first quarter of 2004. The increase in year-over-year revenues is attributable to increasing customer counts, Universal Service Fund and directory services revenues. The sequential decrease in revenues is due to out-of-period Universal Service Fund revenues recognized in the first quarter 2004.

         In the second quarter, local services generated $0.2 million of EBITDA, an improvement of $1.2 million over the $1.0 million loss in the second quarter of

2003. Sequentially, second quarter EBITDA of $0.2 million compares to EBITDA of $0.6 million in the first quarter of 2004. If the local telephone business received credit for access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the company's local telephone business would have reported EBITDA of $1.7 million in the second quarter of 2004.

          At the end of the second quarter of 2004, GCI provided local service to approximately 110,600 access lines statewide. This represents an increase of 2,000 access lines, or 1.8 percent, over the 108,600 access lines reported at the end of the first quarter of 2004. The company estimates it has attained a 24 percent share of the total access line market in Alaska. Approximately 84 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

         In early April 2004, GCI began converting customers to its DLPS technology. The roll out of DLPS will enable GCI to avoid wholesale and loop rental costs from local phone lines leased from the incumbent local exchange carrier. GCI plans to provision 8,000 to 12,000 DLPS lines by the end of 2004. Approximately 1,500 DLPS lines are currently in service.

Internet Access Results
         Internet access revenues for the second quarter of 2004 totaled $6.5 million, an increase of 35.4 percent year-over-year and 1.6 percent sequentially. Second quarter 2003 revenues were $4.8 million and first quarter 2004 revenues were $6.4 million. EBITDA for the second quarter totaled $2.2 million, an improvement of $0.8 million year-over-year and $0.3 million sequentially. Second quarter 2003 EBITDA was $1.4 million and first quarter 2004 EBITDA was $1.9 million. The increase in Internet access revenues and EBITDA results from the migration of existing customers to cable modem access and customers adding more features and services, increasing economies of scale and effective cost containment controls.

         At the end of the second quarter of 2004, GCI had 100,300 statewide Internet customers, a decrease of 300 customers sequentially and an increase of 8,100 year-over-year. GCI's statewide Internet customers included 56,800 subscribers using cable modem access. This represents an increase of 5,100 subscribers, or 9.9 percent, over the prior quarter's subscriber count of 51,700. On a year-over-year basis, GCI experienced a 40.2 percent increase in cable modem subscribers, from 40,500 at the end of the second quarter of 2003.

         At the end of the second quarter of 2004 GCI's average revenue per cable modem (ARPM) was $36.84 as compared to $40.20 at the end of the first quarter of 2004 and $40.98 at the end of the second quarter of 2003. Total cable modem revenues for the second quarter of 2004 increased 1.9 percent sequentially over the first quarter of 2004 and 23.8 percent year-over-year. The increase in revenues is due to the increase in the number of modem customers. The decline in ARPM is due to an increase in the number of customers for GCI's free cable modem product and increasing sales of GCI's lower priced cable modem products.

         GCI began offering Internet access services during 1998 and its dial-up Internet service is offered in most major Alaska markets. GCI is the largest Internet access provider in Alaska.

Other Items
         During the three months ending June 30, 2004, core capital expenditures increased to $17.6 million as compared to $14.9 million in the first quarter of 2004. Additionally, GCI spent $21.3 million relating to its new undersea fiber in the second quarter of 2004. GCI used approximately $10 million in cash during the second quarter before any draws on its revolving credit facility.

         The new undersea fiber system was completed during the quarter and GCI now has the only SONET protected physically diverse fiber system connecting Alaska and the lower 48 states.

         GCI will hold a conference call to discuss the quarter's results on Wednesday, July 28, 2004 beginning at 2 p.m. (Eastern). To access the briefing on July 28, dial 888-323-5254 (international callers should dial 773-756-4631) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 888-567-0444, access code 7461 (international callers should dial 402-998-1800.)

         GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      # # #

                                   GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                                                                     (Unaudited)
(Amounts in thousands)                                                                 June 30,         December 31,
                                     Assets                                              2004               2003
---------------------------------------------------------------------------------- ---------------     --------------
Current assets:
  Cash and cash equivalents                                                       $      4,041             10,435
                                                                                   ---------------     --------------

  Receivables                                                                           73,407             70,235
  Less allowance for doubtful receivables                                                2,034              1,954
                                                                                   ---------------     --------------
     Net receivables                                                                    71,373             68,281

  Deferred income taxes, net                                                             6,260              7,195
  Prepaid and other current assets                                                       4,898             12,159
  Inventories                                                                            1,595              1,513
  Property held for sale                                                                 1,253              2,173
  Notes receivable from related parties                                                  1,197              1,885
                                                                                   ---------------     --------------
       Total current assets                                                             90,617            103,641
                                                                                   ---------------     --------------

Property and equipment in service, net of depreciation                                 419,098            369,039
Construction in progress                                                                16,512             33,618
                                                                                   ---------------     --------------
       Net property and equipment                                                      435,610            402,657
                                                                                   ---------------     --------------

Cable certificates                                                                     191,241            191,241
Goodwill                                                                                41,972             41,972
Other intangible assets, net of amortization of $1,960 and $1,656
  at June 30, 2004 and December 31, 2003, respectively                                   4,534              3,895
Deferred loan and senior notes costs, net of amortization of $1,826
  and $5,308 at June 30, 2004 and December 31, 2003, respectively                        9,350              5,757
Notes receivable from related parties                                                    4,370              4,281
Other assets                                                                             8,919              9,576
                                                                                   ---------------     --------------
    Total other assets                                                                 260,386            256,722
                                                                                   ---------------     --------------
       Total assets                                                               $    786,613            763,020
                                                                                   ===============     ==============

                                                                                                          (Continued)

                                   GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                                  (Continued)
                                                                                     (Unaudited)
(Amounts in thousands)                                                                 June 30,         December 31,
        Liabilities, Redeemable Preferred Stock, and Stockholders' Equity                2004               2003
---------------------------------------------------------------------------------- ---------------     --------------
Current liabilities:
  Current maturities of obligations under capital leases                          $      6,318              5,139
  Accounts payable                                                                      27,367             34,133
  Deferred revenue                                                                      14,744             21,275
  Accrued payroll and payroll related obligations                                       14,316             17,545
  Accrued liabilities                                                                    7,774              8,156
  Accrued interest                                                                       6,843              8,645
  Subscriber deposits                                                                      518                651
                                                                                   ---------------     --------------
     Total current liabilities                                                          77,880             95,544

Long-term debt                                                                         371,986            345,000
Obligations under capital leases, excluding current maturities                          35,802             38,959
Obligation under capital lease due to related party, excluding current
  maturity                                                                                 688                677
Deferred income taxes, net of deferred income tax benefit                               29,318             24,168
Other liabilities                                                                        6,599              6,366
                                                                                   ---------------     --------------
       Total liabilities                                                               522,273            510,714
                                                                                   ---------------     --------------

Redeemable preferred stock                                                              22,572             25,664
                                                                                   ---------------     --------------

Stockholders' equity :
  Common stock (no par):
    Class A.  Authorized 100,000 shares; issued 53,486 and 52,589
     shares at June 30, 2004 and December 31, 2003, respectively                       207,250            202,362

    Class B.  Authorized 10,000 shares; issued 3,866 and 3,868 shares at June 30, 2004 and December 31, 2003, respectively;
      convertible on a share-per-share basis into Class A common stock                   3,267              3,269

    Less cost of 341 and 338 Class A common shares held in treasury at
      June 30, 2004 and December 31, 2003, respectively                                 (1,937)            (1,917)

  Paid-in capital                                                                       13,459             12,836
  Notes receivable with related parties issued upon stock option exercise               (4,351)            (4,971)
  Retained earnings                                                                     24,174             15,371
  Accumulated other comprehensive loss                                                     (94)              (308)
                                                                                   ---------------     --------------
       Total stockholders' equity                                                      241,768            226,642
                                                                                   ---------------     --------------

Commitments and contingencies

       Total liabilities, redeemable preferred stock, and stockholders' equity    $    786,613            763,020
                                                                                   ===============     ==============

                                       GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF INCOME
                                                     (Unaudited)
                                                                 Three Months Ended                Six Months Ended
                                                                       June 30,                        June 30,
(Amounts in thousands, except per share amounts)                 2004            2003             2004            2003
                                                           --------------- ---------------   -------------- ---------------
Revenues                                                   $   103,786          95,939          212,702         188,716

Cost of goods sold (exclusive of depreciation, amortization
  and accretion shown separately below)                         33,257          30,071           72,002          60,319
Selling, general and administrative expenses                    36,102          34,294           71,506          67,287
Bad debt expense (recovery)                                       (487)            802             (884)          1,399
Depreciation, amortization and accretion expense                15,704          12,800           31,462          26,301
                                                           --------------- ---------------   -------------- ---------------
   Operating income                                             19,210          17,972           38,616          33,410
                                                           --------------- ---------------   -------------- ---------------

Other income (expense):
  Interest expense                                              (6,036)         (9,138)         (13,553)        (18,292)
  Loss on early extinguishment of debt                               -               -           (6,136)              -
  Amortization and write-off of loan and senior notes fees        (387)           (625)          (3,014)         (1,698)
  Interest income                                                   79             165              187             331
                                                           --------------- ---------------   -------------- ---------------
   Other expense, net                                           (6,344)         (9,598)         (22,516)        (19,659)
                                                           --------------- ---------------   -------------- ---------------

   Net income before income taxes and cumulative
     effect of a change in accounting principle                 12,866           8,374           16,100          13,751

Income tax expense                                               5,141           3,564            6,450           5,846
                                                           --------------- ---------------   -------------- ---------------

   Net income before cumulative effect of a change
     in accounting principle                                     7,725           4,810            9,650           7,905

Cumulative effect of a change in accounting
  principle, net of income tax benefit of $367                       -               -                -            (544)
                                                           --------------- ---------------   -------------- ---------------

       Net income                                          $     7,725           4,810            9,650           7,361
                                                           =============== ===============   ============== ===============

Basic and diluted net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                                $      0.13            0.08             0.15            0.12
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367                     -               -                -           (0.01)
                                                           --------------- ---------------   -------------- ---------------
       Net income                                          $      0.13            0.08             0.15            0.11
                                                           =============== ===============   ============== ===============

                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                       SUPPLEMENTAL SCHEDULE
                                           (Unaudited)
Traditional Summary                                          Six Months Ended June 30, 2004
                                                      Long                 Local
                                                    Distance    Cable    Services  Internet   Combined
                                                  ----------------------------------------------------
Revenues                                          $  126,736    50,033    23,010    12,923    212,702

Cost of goods sold (exclusive of depreciation,
   amortization and accretion shown separately
   below)                                             41,652    13,414    13,368     3,568     72,002
                                                  ----------------------------------------------------

     Contribution                                     85,084    36,619     9,642     9,355    140,700

Selling, general and
   administrative expenses                            43,666    13,666     8,928     5,246     71,506
Bad debt expense (recovery)                           (1,286)      402         -         -       (884)
                                                  ----------------------------------------------------
   EBITDA, as adjusted                                42,704    22,551       714     4,109     70,078

Less loss on early extinguishment of debt              6,136         -         -         -      6,136
                                                  ----------------------------------------------------

   EBITDA                                             36,568    22,551       714     4,109     63,942

Add loss on early extinguishment of debt               6,136         -         -         -      6,136

Less depreciation, amortization and
   accretion expense                                  18,266     9,370     1,963     1,863     31,462
                                                  ----------------------------------------------------

     Operating income (loss)                      $   24,438    13,181    (1,249)    2,246     38,616
                                                  ====================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                            Six Months Ended June 30, 2004
                                                      Voice      Data     Video    Combined
                                                  -----------------------------------------
Traditional Summary EBITDA, as Adjusted:
   Long Distance                                  $   42,704                        42,704
   Cable                                                                  22,551    22,551
   Local Services                                        714                           714
   Internet                                                      4,109               4,109
                                                  -----------------------------------------
                                                      43,418     4,109    22,551    70,078

EBITDA, as Adjusted, Reallocations:
   Long Distance                                     (23,523)   23,523                   -
   Cable                                                         5,502    (5,502)        -
   Local Services                                        (88)       88                   -
                                                  -----------------------------------------

     Integrated Summary EBITDA, as Adjusted       $   19,807    33,222    17,049    70,078
                                                  =========================================

                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                       SUPPLEMENTAL SCHEDULE
                                           (Unaudited)
Traditional Summary                                           Six Months Ended June 30, 2003
                                                       Long               Local
                                                     Distance   Cable    Services   Internet Combined
                                                    ---------------------------------------------------
Revenues                                            $114,355    47,310    17,671     9,380   188,716

Cost of goods sold (exclusive of depreciation,
   amortization and accretion shown separately
   below)                                             33,150    12,831    11,512     2,826    60,319
                                                    ---------------------------------------------------

     Contribution                                     81,205    34,479     6,159     6,554   128,397

Selling, general and
   administrative expenses                            42,155    12,564     8,432     4,136    67,287
Bad debt expense (recovery)                            1,032       367         -         -     1,399
                                                    ---------------------------------------------------
   EBITDA                                             38,018    21,548    (2,273)    2,418    59,711

Add loss on early extinguishment of debt                   -         -         -         -         -

Less depreciation, amortization and
   accretion expense                                  13,803     9,062     1,736     1,700    26,301
                                                    ---------------------------------------------------

     Operating income (loss)                        $ 24,215    12,486    (4,009)      718    33,410
                                                    ===================================================

Integrated Summary EBITDA
(Unaudited)                                              Six Months Ended June 30, 2003
                                                      Voice      Data     Video   Combined
                                                    -----------------------------------------
Traditional Summary EBITDA:
   Long Distance                                    $ 38,018                        38,018
   Cable                                                                  21,548    21,548
   Local Services                                     (2,273)                       (2,273)
   Internet                                                      2,418               2,418
                                                    -----------------------------------------
                                                      35,745     2,418    21,548    59,711

EBITDA Reallocations:
   Long Distance                                     (16,120)   16,120                   -
   Cable                                                         4,522    (4,522)        -
   Local Services                                        (55)       55                   -
                                                    -----------------------------------------
     Integrated Summary EBITDA                      $ 19,570    23,115    17,026    59,711
                                                    =========================================

                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                       SUPPLEMENTAL SCHEDULE
                                           (Unaudited)
Traditional Summary                                        Three Months Ended June 30, 2004
                                                     Long                Local
                                                   Distance    Cable   Services  Internet   Combined
                                                  ----------------------------------------------------
Revenues                                          $   60,870    25,181    11,218     6,517    103,786

Cost of goods sold (exclusive of depreciation,
   amortization and accretion shown separately
   below)                                             18,274     6,352     6,822     1,809     33,257
                                                  ----------------------------------------------------

     Contribution                                     42,596    18,829     4,396     4,708     70,529

Selling, general and
   administrative expenses                            22,276     7,115     4,246     2,465     36,102
Bad debt expense (recovery)                             (678)      191         -         -       (487)
                                                  ----------------------------------------------------
   EBITDA                                             20,998    11,523       150     2,243     34,914

Less depreciation, amortization and
   accretion expense                                   9,003     4,691     1,071       939     15,704
                                                  ----------------------------------------------------

     Operating income (loss)                      $   11,995     6,832      (921)    1,304     19,210
                                                  ====================================================

Integrated Summary EBITDA
(Unaudited)                                           Three Months Ended June 30, 2004
                                                      Voice      Data     Video   Combined
                                                  -----------------------------------------
Traditional Summary EBITDA:
   Long Distance                                  $   20,998                        20,998
   Cable                                                                  11,523    11,523
   Local Services                                        150                           150
   Internet                                                      2,243               2,243
                                                  -----------------------------------------
                                                      21,148     2,243    11,523    34,914

EBITDA Reallocations:
   Long Distance                                     (11,648)   11,648                   -
   Cable                                                         2,764    (2,764)        -
   Local Services                                        (57)       57                   -
                                                  -----------------------------------------
     Integrated Summary EBITDA                    $    9,443    16,712     8,759    34,914
                                                  =========================================

                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                       SUPPLEMENTAL SCHEDULE
                                           (Unaudited)
Traditional Summary                                          Three Months Ended June 30, 2003
                                                       Long                Local
                                                     Distance   Cable    Services  Internet  Combined
                                                    ---------------------------------------------------
Revenues                                            $ 58,032    23,872     9,245     4,790    95,939

Cost of goods sold (exclusive of depreciation,
   amortization and accretion shown separately
   below)                                             16,412     6,374     5,863     1,422    30,071
                                                    ---------------------------------------------------

     Contribution                                     41,620    17,498     3,382     3,368    65,868

Selling, general and
   administrative expenses                            21,595     6,315     4,431     1,953    34,294
Bad debt expense (recovery)                              584       218         -         -       802
                                                    ---------------------------------------------------
   EBITDA                                             19,441    10,965    (1,049)    1,415    30,772

Less depreciation, amortization and
   accretion expense                                   6,814     4,296       872       818    12,800
                                                    ---------------------------------------------------

     Operating income (loss)                        $ 12,627     6,669    (1,921)      597    17,972
                                                    ===================================================

Integrated Summary EBITDA
(Unaudited)                                             Three Months Ended June 30, 2003
                                                      Voice      Data     Video    Combined
                                                    -----------------------------------------
Traditional Summary EBITDA:
   Long Distance                                    $ 19,441                        19,441
   Cable                                                                  10,965    10,965
   Local Services                                     (1,049)                       (1,049)
   Internet                                                      1,415               1,415
                                                    -----------------------------------------
                                                      18,392     1,415    10,965    30,772

EBITDA Reallocations:
   Long Distance                                      (8,410)    8,410                   -
   Cable                                                         2,406    (2,406)        -
   Local Services                                        (28)       28                   -
                                                    -----------------------------------------
     Integrated Summary EBITDA                      $  9,954    12,259     8,559    30,772
                                                    =========================================

                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                       SUPPLEMENTAL SCHEDULE
                                           (Unaudited)
Traditional Summary                                         Three Months Ended March 31, 2004
                                                       Long               Local
                                                     Distance   Cable   Services   Internet Combined
                                                    ---------------------------------------------------
Revenues                                            $ 65,866    24,852    11,792     6,406   108,916

Cost of goods sold (exclusive of depreciation,
   amortization and accretion shown separately
   below)                                             23,378     7,062     6,546     1,759    38,745
                                                    ---------------------------------------------------

     Contribution                                     42,488    17,790     5,246     4,647    70,171

Selling, general and
   administrative expenses                            21,390     6,551     4,682     2,781    35,404
Bad debt expense (recovery)                             (608)      211         -         -      (397)
                                                    ---------------------------------------------------
   EBITDA, as adjusted                                21,706    11,028       564     1,866    35,164

Less loss on early extinguishment of debt              6,136         -         -         -     6,136
                                                    ---------------------------------------------------

   EBITDA                                             15,570    11,028       564     1,866    29,028

Add loss on early extinguishment of debt               6,136         -         -         -     6,136

Less depreciation, amortization and
   accretion expense                                   9,263     4,679       892       924    15,758
                                                    ---------------------------------------------------

     Operating income (loss)                        $ 12,443     6,349      (328)      942    19,406
                                                    ===================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                            Three Months Ended March 31, 2004
                                                      Voice      Data     Video   Combined
                                                    -----------------------------------------
Traditional Summary EBITDA, as Adjusted:
   Long Distance                                    $ 21,706                        21,706
   Cable                                                                  11,028    11,028
   Local Services                                        564                           564
   Internet                                                      1,866               1,866
                                                    -----------------------------------------
                                                      22,270     1,866    11,028    35,164

EBITDA, as Adjusted, Reallocations:
   Long Distance                                     (11,875)   11,875                   -
   Cable                                                         2,738    (2,738)        -
   Local Services                                        (31)       31                   -
                                                    -----------------------------------------
     Integrated Summary EBITDA, as Adjusted         $ 10,364    16,510     8,290    35,164
                                                    =========================================

Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

                                                                            Three Months Ended
                                                       June 30, 2004          June 30, 2003           March 31, 2004
                                                    --------------------    -------------------    ---------------------
   EBITDA, as adjusted (Note 1)                    $       34.9                     30.8                   35.2
   Loss on early extinguishment of debt                     ---                      ---                   (6.1)
                                                    --------------------    -------------------    ---------------------
   EBITDA (Note 2)                                         34.9                     30.8                   29.1
   Depreciation, amortization and accretion
      expense                                             (15.7)                   (12.8)                 (15.8)
   Loss on early extinguishment of debt                     ---                      ---                    6.1
                                                    --------------------    -------------------    ---------------------
       Operating income                                    19.2                     18.0                   19.4
                                                    --------------------    -------------------    ---------------------

   Other income (expense):
     Interest expense                                      (6.0)                    (9.1)                  (7.5)
     Loss on early extinguishment of debt                   ---                      ---                   (6.1)
     Amortization and write-off of loan and
       senior notes fee expense                            (0.4)                    (0.6)                  (2.7)
     Interest income                                        0.1                      0.1                    0.1
                                                    --------------------    -------------------    ---------------------
       Other expense, net                                  (6.3)                    (9.6)                 (16.2)
                                                    --------------------    -------------------    ---------------------

       Net income before income taxes                      12.9                      8.4                    3.2

   Income tax expense                                       5.2                      3.6                    1.3
                                                    --------------------    -------------------    ---------------------
       Net income                                  $        7.7                      4.8                    1.9
                                                    ====================    ===================    =====================

                                                                  Six Months Ended
                                                       June 30, 2004           June 30, 2003
                                                    --------------------    -------------------

   EBITDA, as adjusted (Note 1)                    $       70.1                    59.7
   Loss on early extinguishment of debt                    (6.1)                    ---
                                                    --------------------    -------------------
   EBITDA (Note 2)                                         64.0                    59.7
   Depreciation, amortization and accretion
      expense                                             (31.5)                  (26.3)
   Loss on early extinguishment of debt                     6.1                     ---
                                                    --------------------    -------------------
       Operating income                                    38.6                    33.4
                                                    --------------------    -------------------

   Other income (expense):
     Interest expense                                     (13.6)                  (18.3)
     Loss on early extinguishment of debt                  (6.1)                    ---
     Amortization and write-off of loan and
       senior notes fee expense                            (3.0)                   (1.7)
     Interest income                                        0.2                     0.3
                                                    --------------------    -------------------
       Other expense, net                                 (22.5)                  (19.7)
                                                    --------------------    -------------------

       Net income before income taxes and
         cumulative effect of a change in
         accounting principle                              16.1                    13.7

   Income tax expense                                       6.4                     5.8
                                                    --------------------    -------------------

       Net income before cumulative effect of
         a change in accounting principle                   9.7                     7.9

   Cumulative effect of a change in
    accounting principle, net of income tax
    benefit of $0.4                                         ---                    (0.5)
                                                    --------------------    -------------------
       Net income                                  $        9.7                     7.4
                                                    ====================    ===================

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting Loss on Early Extinguishment of Debt during the three months ended March 31, 2004 and the six months ended June 30, 2004.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Taxes, and Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.